Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (“the Company”) and Form F-3 (File Nos. 333-144171, 333-115826, 333-114428, 333-47842 and 333-92493) of the Company and in the related Prospectuses of our report dated March 10, 2010, with respect to the consolidated financial statements of Ellomay Capital Ltd. and its subsidiaries included in this Annual Report on Form 20-F/A for the year ended December 31, 2009.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
November 12, 2010	A Member of Ernst & Young Global